Exhibit 7.05

EXECUTION COPY

COMMITMENT LETTER

March 3, 2013

Diamond Infant Formula Holding Limited (“Holdco”)

c/o Intertrust Corporate Services (Company) Limited

87 Mary Street

Georgetown, Grand Cayman KY1-9005

Cayman Islands

Attention: Mr. You-Bin Leng

Re:          Equity Commitment Letter

Ladies and Gentlemen:

This letter sets forth the commitment of Mr. You-Bin Leng (the “Founder”), subject to (i) the terms and conditions contained in an agreement and plan of merger (the “Merger Agreement”) to be entered into by and among Holdco, Platinum Infant Formula Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability and a wholly owned subsidiary of Holdco (“Parent”), Infant Formula Merger Sub Holding Inc., a Utah corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Feihe International, Inc., a Utah corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company (the “Merger”), and (ii) the terms and conditions contained herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement. This letter is being delivered together with the equity commitment letter, dated as of the date hereof, from Morgan Stanley Private Equity Asia III Holdings (Cayman) Ltd (the “Sponsor”) to Holdco setting forth the commitment of the Sponsor to purchase, on the terms and subject to the conditions set forth therein, equity interests of Holdco (the “Sponsor Equity Commitment Letter”).

1.          Commitment. The Founder hereby commits, subject to the terms and conditions set forth herein, to subscribe, or cause to be subscribed, directly or indirectly, for newly issued preferred shares of Holdco and to pay to Holdco in immediately available funds at or prior to the Effective Time an aggregate cash purchase price in immediately available funds equal to $8,163,850.20 (such sum, the “Commitment”), and shall cause Holdco, upon receipt of the Commitment, to purchase equity interests of Parent for an aggregate amount equal to the Commitment, and cause Parent, upon receipt of such amount, to use such amount only to (i) fund a portion of the Exchange Fund and any other amounts required to be paid by Parent pursuant to the Merger Agreement to consummate the Transactions and (ii) pay related fees and expenses pursuant to the Merger Agreement. Notwithstanding anything to the contrary contained herein, the Founder shall not, under any circumstances, be obligated to contribute more than the Commitment to Holdco. In the event Holdco and Parent do not require the full amount of the Commitment plus the amount of the equity commitment under the Sponsor Commitment Letter in order to consummate the Transactions and pay related fees and expenses pursuant to the Merger Agreement, the amount to be funded under this letter and the equity commitment funded under the Sponsor Equity Commitment Letter shall, unless otherwise agreed in writing by the Founder, be reduced by Holdco on a pro rata basis to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, fully fund the Exchange Fund and pay related fees and expenses pursuant to the Merger Agreement.

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2.          Conditions to Funding. The payment of the Commitment to Holdco shall be subject to the satisfaction, or waiver, by Holdco of each of the conditions to Holdco’s, Parent’s and Merger Sub’s obligations to effect the Merger set forth in Sections 7.01 and 7.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing).

3.          Termination. The obligation of the Founder to fund his Commitment will terminate automatically and immediately to the extent described below upon the earlier to occur of (i) the Effective Time; provided that the Founder shall at or prior to the Effective Time have fully funded and paid to Holdco the Commitment and fully performed other obligations hereunder, and (ii) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this letter, the Founder shall not have any further obligations or liabilities hereunder.

4.          Confidentiality. This letter shall be treated as confidential and is being provided to Holdco and the Company solely in connection with the Merger. Unless required by applicable Laws, regulations or rules of NYSE or in connection with any SEC filings relating to the Merger, this letter may not be used, circulated, quoted or otherwise referred to in any document, except with the Founder’s written consent.

5.          Enforceability. This letter may be enforced by Holdco in accordance with the terms hereof, or by the Company pursuant to the Company’s right to seek specific performance of Holdco’s obligation to cause the Founder to fund his Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.07 of the Merger Agreement and those set forth herein.

6.          Third Party Beneficiaries. This letter shall inure to the benefit of and be binding upon Holdco and the Founder. Nothing in this letter, express or implied, is intended to, nor does it, confer upon any person (other than Holdco, the Founder and, to the extent provided in this clause 6, the Company) any rights or remedies under, or by reason of, or any rights (i) to enforce the Commitment or any provisions of this letter or (ii) to confer upon any person any rights or remedies against any person other than the Founder under or by reason of this letter; provided, that the Company is an express third party beneficiary hereof and shall have the enforcement rights provided in clause 5 hereof. In no event shall any of Holdco’s creditors or any other person (other than the Company to the extent provided herein) have any right to enforce this letter.

7.          Governing Law. This letter shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

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8.          Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this letter brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any federal court located in the Borough of Manhattan of the City of New York, provided, however, that if such federal court does not have jurisdiction over such action or proceeding, such action or proceeding shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this letter and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this letter or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this letter, or the subject matter hereof, may not be enforced in or by such courts.

9.          Counterparts. This letter may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

10.          Warranties. The Founder hereby represents and warrants with respect to himself to Holdco that (a) the Founder has the authority to execute, deliver and perform this letter; (b) this letter has been duly and validly executed and delivered by the Founder and constitutes a valid and legally binding obligation of the Founder, enforceable against him in accordance with the terms of this letter, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (c) the Founder has available funds in excess of the sum of his Commitment hereunder; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter by the Founder have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter; and (e) the execution, delivery and performance by the Founder of this letter do not (i) violate any applicable Law or judgment or (ii) result in any violation of, or default (with or without notice or lapse of time, or both under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the Founder is a party.

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11.          No Recourse. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter, Holdco covenants, agrees and acknowledges that no person (other than the Founder) has any obligation hereunder and that Holdco has no right of recovery under this letter, or any claim based on such obligations against, and no personal liability shall attach to the Affiliates of the Founder, excluding however the Founder, Holdco or their respective successors or permitted assignees (collectively, each of the foregoing but not including the Founder, Holdco or their respective successors or permitted assignees themselves, a “Non-Recourse Party”), through Holdco or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company, Parent or Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

12.          Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Holdco, to:

c/o Intertrust Corporate Services (Company) Limtied

87 Mary Street

Georgetown, Grand Cayman KY1-9005

Cayman Islands

Fax No:              +1 345 945 4757

Attention:           Mr. Boris Brady

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Facsimile:         +86 (10) 6535 5577

Attention:          Michael Gisser

                             Peter Huang

if to Founder, to:

c/o Star City International Building, C-16th Floor

10 Jiuxianqiao Road, Chaoyang District

Beijing 100016, PRC

Fax No:              +86 (10) 6431 1050

Attention:           You-Bin Leng

with a copy (which shall not constitute notice) to:

c/o Wilson Sonsini Goodrich & Rosati P.C.

Jin Mao Tower, 38F, Unit 03

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88 Century Blvd, Pudong,

Shanghai 200121, PRC

Fax No:              +86 (21) 6165 1799

Attention:           Zhan Chen

                              Kefei Li

and

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Facsimile:           +86 (10) 6535 5577

Attention:            Michael Gisser

                              Peter Huang

13.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER.

14.          Complete Agreement. This letter, together with the Limited Guarantee and the applicable portions of the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all contemporaneous or prior agreements or understandings, both written and oral, between the parties with respect to the subject matter hereof.

15.          Severability. Any term or provision of this letter which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter in any other jurisdiction. If any provision of this letter is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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Very truly yours,

By:	/s/ You-Bin Leng
You-Bin Leng

[Signature Page to Chairman Equity Commitment]

Agreed to and acknowledged

as of the date first written above:

DIAMOND INFANT FORMULA HOLDING LIMITED

By:	/s/ You-Bin Leng
Name: You-Bin Leng
Title: Director

[Signature Page to Chairman Equity Commitment]